                                EXHIBIT 99.8

          Appraisal Reports Relating to Certain Exchange Properties

                                 October 6, 1998

Mr. Gregory McGrath
Sigma Financial Capital VI, Inc.
7826 Cooper Road
Cincinnati, OH 45242

Gentlemen:

At your request, our firm has inspected and appraised the existing Brookwood Way apartment community which contains 65 rental apartment units. The subject property is located at 327 N. Brookwood Way, in the city of Mansfield, Richland County, Ohio, 44906.

The objective of this appraisal was to estimate the market value of the fee simple interest in the real estate, including chattels, under market conditions prevailing on September 22, 1998.

The market value estimate, as contained herein, is contingent upon the following conditions:

1. The subject project opened in 1974. The property reports a current occupancy of 100.0%. The Appraiser inspected the exterior of the apartment community and the interior of one unit. Access to most of the units was not available due to the high occupancy rate of the property.

2. A current certified survey of the subject project verifying the site dimensions, area calculations, access, building locations, building area calculations, unit mix and the legal description as set out herein.

3. The Appraiser has not been provided with environmental reports relating to the subject site or improvements. This appraisal has been made contingent upon the existence of no hazardous contamination of the subject site and upon the absence of hazardous building materials being incorporated into the subject building improvements. Environmental reports relating to the subject site and improvements were not available, and should be obtained.

4. The Appraiser did not review sub-soil, structural, mechanical or other engineering reports depicting the current condition of the subject property. It is recommended that such reports be obtained. Based upon the Appraiser's visual inspection of the subject property and

Sigma Financial Capital VI, Inc.
October 6, 1998
Page 2


       discussions with property management, it appears that the subject property is in good overall condition. Over the last two years the subject property has received repairs and renovations including 1) the repair and re-sealing of the parking lot. 2) the replacement of four roofs; 3) the replacement and repair of the siding on four building endcaps; 4) the replacement of all patio fences; 5) the leveling and repair of the project's concrete stoops and walks; 6) the repair and replacement of a retaining wall and; 7) the repair and replacement of the foundation wall on the south side of Building 7. However, a number of items of deferred maintenance were noted and should be cured. The most significant items of deferred maintenance have been summarized as follows:

       a. Some areas of the property's exterior siding need to be repaired.

       b. Some areas of the property's exterior trim needs to be repaired.

       c. The roof on one building needs to be replaced.

The cost to cure these items of deferred maintenance has been estimated at $5,000. In addition, during the 4th Quarter of 1998 the property will reportedly sub-meter the subject units so that sewer, water and garbage costs can be transferred to the tenant. The estimated cost to sub-meter the subject property equals $11,375. This appraisal, and the value estimates reported herein, are subject to the completion of the sub-metering of the subject property in a timely manner.

This appraisal is subject to: a) the building components on and within the subject buildings being structurally sound and in good physical condition, excepting those deteriorated items so noted in this report; and b) the verification of the cost estimates for the curable physical deterioration set out herein by a qualified building contractor. This report is subject to revision based upon the findings of the contractor.

By virtue of the Appraiser's inspection, investigation and analyses, it was the opinion of the Appraiser that the estimated market value of the "as-is" fee simple interest in the subject Brookwood Way Apartments, based upon market conditions prevailing on September 22, 1998, equaled:

             ONE MILLION SEVEN HUNDRED SEVENTY-FIVE THOUSAND DOLLARS
                                  ($1,775,000)

Sigma Financial Capital VI, Inc.
October 6, 1998
Page 3

At the request of the client, an estimate of the market value of the subject property "as-if" the items of deferred maintenance were cured has also been made. This value estimate was calculated by adding the previously estimated costs to cure the deferred maintenance to the "as-is" market value estimate as reported above. The estimated value of the subject property, "as-if complete" based upon market conditions existing on September 22, 1998, and subject to the limiting conditions and contingencies set out herein, was:

                ONE MILLION SEVEN HUNDRED EIGHTY THOUSAND DOLLARS

                                  ($1,780,000)

The undersigned certify that, to the best of our knowledge and belief, the statements of fact contained in this report are true and correct. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved. Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report. Our compensation is further not contingent upon the reporting of a predetermined value or directions in value that favors the cause of the client; the amount of the value estimate; the attainment of a stipulated result; or the occurrence of a subsequent event. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of The Appraisal Institute, the Uniform Standards of Professional Appraisal Practice, and the requirements of State of Florida for state-certified Appraisers. The use of this report is subject to the requirements of The Appraisal Institute relating to review by its duly authorized representatives.

The research, data accumulation, personal on-site inspections of the subject property and comparables, verifications/confirmations, valuation analysis, and composition of the attached appraisal report were conducted and completed by Charles B. Byrd. The report was reviewed by Philip F. Wood, MAI, and this review process consisted of: an exterior physical inspection of the subject property, and the subject neighborhood; and the reading and examination of the completed

Sigma Financial Capital VI, Inc.
October 6, 1998
Page 4


report.

As of the date of this report, Philip F. Wood has completed the requirements of the continuing education program of the Appraisal Institute. No one provided significant professional assistance to the persons signing this report. We do not authorize the out-of-context quoting from or partial reprinting of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by the use of media for public communication without the prior written consent of the Appraiser(s) signing this appraisal report.

Please refer to the attached COMPLETE, SELF-CONTAINED APPRAISAL REPORT for documentation of this value estimate. If any additional information is needed, please advise.

NOTE: THE INFORMATION CONTAINED IN THIS REPORT IS COPYRIGHTED. THE WILLFUL UNAUTHORIZED USE OF ANY CONTENTS OF THIS REPORT CONSTITUTES COPYRIGHT INFRINGEMENT WHICH COULD SUBJECT THE INFRINGER TO CIVIL DAMAGES AND CRIMINAL PENALTIES PURSUANT TO SS.SS.504 AND 506 OF THE FEDERAL COPYRIGHT REVISION ACT OF 1976. THE FLORIDA REAL ESTATE LICENSE LAW (CHAPTER 475-PART II, FLORIDA STATUTES DEFINES AN APPRAISAL, AN APPRAISAL SERVICE, AN APPRAISAL ASSIGNMENT AND AN ANALYSIS ASSIGNMENT. BE ADVISED THAT THIS REPORT FALLS WITHIN THESE DEFINITIONS ONLY IF PROPERLY EXECUTED HEREIN. PROPER EXECUTION INCLUDES AN ORIGINAL BLUE-INK SIGNATURE BY THE APPRAISER OVERLAID BY A RAISED SEAL. ANY DEVIATION FROM THIS MEANS THAT THE REPORT IS COPYRIGHT INFRINGED, UNAUTHORIZED AND DOES NOT REPRESENT SERVICES PROVIDED BY THE APPRAISERS OR THE FIRM.

Respectfully submitted,

        CONSORTIUM APPRAISAL, INC.              CONSORTIUM APPRAISAL, INC.

        REVIEWED BY:
        Philip F. Wood, MAI, SRPA               Charles B. Byrd
        President (Corporate Seal)              Staff Appraiser
        State-Certified General Real            State-Certified General Real
        Estate Appraiser                        Estate Appraiser

Sigma Financial Capital VI, Inc.
October 6, 1998
Page 5


        Florida License No. 0000777             Florida License No. 0000908


PFW/CBB:tms
98-072

This report was prepared under temporary practice permits #438018 and #438015 issued by the State of Ohio Department of Commerce, Division of Real Estate, Appraiser Section on August 14, 1998.

                                  March 4, 1998

Mr. Gregory McGrath
Baron Capital, Inc.
7826 Cooper Road
Cincinnati, OH 45242

RE:      Heatherwood Phase II Apartments

Dear Mr. McGrath:

Under market conditions prevailing on June 25, 1997, our firm prepared an appraisal of the Heatherwood Phase II apartment community. The Heatherwood Phase II apartments, which contain 40 units, are located at 1005 Airport Road (Hoagland Boulevard), in the city of Kissimmee, Osceola County, Florida. The appraisal of the Heatherwood Phase II apartment community was prepared for GMAC Commercial Mortgage. The function of the appraisal report was to provide a basis for the underwriting of a mortgage loan by GMAC. The purpose of the appraisal was to estimate the market value of the fee simple interest in the real estate, including chattels, under market conditions prevailing on June 25, 1997. The appraisal of the Heatherwood Phase II apartment community indicated that the property had an estimated "as-is" market value of $1,130,000, which was subject to four specific contingencies.

This letter has been prepared as an addendum to the appraisal of the Heatherwood Phase II apartment community. The purpose of this addendum is to address items of deferred maintenance, proposed renovations, and utility submetering.

The appraisal of the Heatherwood Phase II apartment community recognized that deferred maintenance existed at the property. The Appraiser found a significant amount of deferred maintenance, primarily relating to the subject's roofs, deteriorated siding, deteriorated patio fences, and the need for exterior painting. These items of deferred maintenance were described in detail within the appraisal. The Appraiser estimated the cost to cure the deferred maintenance at $57,000. In addition, the subject property was found to suffer from curable functional obsolescence due to the use of one 1BR/1BA rental unit for storage. The cost to cure this functional obsolescence was estimated at $1,000. The cost to cure the deferred maintenance and functional obsolescence, totaling $58,000, was deducted from each of the approaches to value considered in the valuation of the subject apartment community. The valuation of the Heatherwood Phase II apartment community considered the Cost, Income, and Market Approaches to value.

Mr. Gregory McGrath
March 4, 1998
Page 2

The Appraiser has subsequently been provided with a proposed deferred maintenance repair budget for the Heatherwood Phase II apartment community. The budget for implementing repairs currently proposed has been set out as follows:


             Roofing                                         $  8,677
             Siding repair/replacement                       $ 28,343
             Exterior painting                               $ 10,780
             Landscaping                                     $  3,000
             Asphalt repair/restriping                       $  3,000
             Interior renovations                            $  2,500
                                                            ---------

             Total repairs and unit upgrades proposed        $ 56,300



On page 109 of the appraisal, the value of the subject property via the Income Approach, as if curable physical and functional deficiencies were corrected, was estimated at $1,160,369. On page 127 of the appraisal, the market value of the subject property via the Market Approach, as if curable physical and functional deficiencies were corrected, was estimated at $1,218,816. The Appraiser developed the Cost Approach to value for the subject property recognizing the existing deferred maintenance. However, the Cost Approach to value was not given significant consideration when estimating a correlated value indication for the property. Based upon the review of the Cost, Income and Market approaches to value, it is the Appraiser's opinion that the correlated market value estimate for the subject property, as if curable physical and functional deficiencies were corrected, would approximate $1,188,000.

You have advised the Appraiser that a utility submetering system will be installed at the Heatherwood Phase II apartment community. The cost to install the submetering system approximates $8,200. Submetering utility systems like that proposed at Heatherwood Phase II apartments enable the landlord to individually bill tenants for their sewer and water consumption needs. The Florida market has been in a transition during the past years from landlords typically providing sewer and water services to the services being paid for by the tenants. The Appraiser has reviewed the subject market and other comparable apartment communities in order to determine the market acceptance of utility submetering and the impacts of utility submetering upon the property's net operating income.

In general, it was found that approximately 65% of the sewer and water costs can be passed through to the tenants by implementing this submetering equipment. In addition, apartment communities instituting utility submetering programs are able to maintain the same quoted street rents for the individual apartment units. As a result, the utility submetering income tends to offset a substantial portion of the property's utility expenses and becomes a direct benefit to the property's net operating income.

On page 104 of the appraisal of the Heatherwood Phase II apartment community, a summary of

Mr. Gregory McGrath
March 4, 1998
Page 3

actual expenses incurred at the community during 1995 and 1996 was provided, together with the estimated operating expenses as set forth by the Appraiser at the date of valuation. This summary of operating expenses indicates that utilities and trash removal were estimated at the date of valuation to reflect $16,000 annually. The submetering of the Heatherwood Phase II apartment community should result in the recovery of approximately $10,400 of this utility expense. This reflects 65% of the total estimated utility costs.

Recognizing the utility submetering benefits, the net operating income for the subject property would equal approximately $123,536. In developing the Income Approach to value, an overall capitalization rate of 9.75% was utilized. When this estimated overall capitalization rate is applied to the adjusted net operating income estimate of $123,536, the Income Approach to value reflects a value indication for the subject property, as if fully submetered, of $1,267,036. From this value indication it is necessary to subtract the cost to install the utility sub-metering system, as previously reported at $8,200. This results in a final value indication for the subject, as sub-metered, of $1,258,836. This figure has been rounded slightly to $1,259,000.

In developing the Market Approach to value, the effective gross income multiplier unit of comparison was relied upon when estimating a value indication for the subject property. On page 127 of the original appraisal report, an effective gross income multiplier of 6.00 was selected based upon a review of eight comparable sales of similar apartment complexes.

The effective gross income multiplier of 6.00 utilized in the original appraisal report was based upon comparable sales which reflected landlord paid sewer, water and garbage expenses. When submetered, the subject property will reflect operating expense levels below those reflected by the comparable sales and the effective gross income multiplier should be adjusted to reflect the lower operating expenses reflected by the subject property, as submetered.

Therefore, for the purposes of this addendum, an effective gross income multiplier of 6.50 has been utilized when re-analyzing the Market Approach to value for the subject property, as submetered. Applying this effective gross income multiplier of 6.50 to the estimated effective gross income of $203,136 reported on page 109 of the original report, results in a value indication for the subject property via the Market Approach to value, as if submetered, of $1,320,384. From this value indication it is necessary to subtract the cost to install the utility sub-metering system, as previously reported at $8,200. This results in a final value indication for the subject, as sub-metered, of $1,312,184. This figure has been rounded slightly to $1,312,000.

Based upon a re-analysis of the subject property, recognizing the impacts of submetering, the Income and Market Approaches have reflected value indications for the subject property of $1,259,000 and $1,312,000, respectively. The correlated value indication for the subject property, as if submetered, has been estimated at $1,285,000.

Mr. Gregory McGrath
March 4, 1998
Page 4

In summary, this letter addendum addresses the impacts upon value associated with correcting the items of deferred maintenance and installing the submetering system. The resulting value indications are reflected for the Heatherwood Phase II apartment community:


               Estimated as-is market value under market
               conditions prevailing on June 25, 1997, as
               originally reported:                                                $1,130,000

               Estimated market value as if curable
               deficiencies were corrected under market
               conditions prevailing on June 25, 1997:                             $1,188,000

               Estimated market value as if curable deficiencies were corrected under market conditions prevailing on June 25, 1997, and as if the submetering system were installed
               and operational:                                                    $1,285,000



This letter addendum should be read and reviewed only in conjunction with the self-contained appraisal report that was prepared on July 1, 1997. The self-contained appraisal report is a document containing 137 pages plus exhibits.

If any additional information is requested, please advise.

Respectfully submitted,

     CONSORTIUM APPRAISAL, INC.                   CONSORTIUM APPRAISAL, INC.

     Reviewed By:
     Philip F. Wood, MAI, SRPA                    Charles B. Byrd
     President (Corporate Seal)                   Staff Appraiser
     State-Certified General Real                 State-Certified General Real
     Estate Appraiser                             Estate Appraiser
     Florida License No. 0000777                  Florida License No. 0000908


                                  March 4, 1998

Mr. Gregory McGrath
Baron Capital, Inc.
7826 Cooper Road
Cincinnati, OH 45242

RE:      Longwood Phase I Apartments

Dear Mr. McGrath:

Under market conditions prevailing on July 2, 1997, our firm prepared an appraisal of the Longwood Phase I apartment community. The Longwood Phase I apartments, which contain 59 units, are located at 1524 Clearlake Road in the city of Cocoa, Brevard County, Florida. The appraisal of the Longwood Phase I apartment community was prepared for GMAC Commercial Mortgage. The function of the appraisal report was to provide a basis for the underwriting of a mortgage loan by GMAC. The purpose of the appraisal was to estimate the market value of the fee simple interest in the real estate, including chattels, under market conditions prevailing on July 2, 1997. The appraisal of the Longwood Phase I apartment community indicated that the property had an estimated "as-is" market value of $1,630,000, which was subject to four specific contingencies.

This letter has been prepared as an addendum to the appraisal of the Longwood Phase I apartment community. The purpose of this addendum is to address items of deferred maintenance, proposed renovations, and utility submetering.

The appraisal of the Longwood Phase I apartment community recognized that deferred maintenance existed at the property. The Appraiser found a significant amount of deferred maintenance, primarily relating to the subject's roofs and deteriorated siding. These items of deferred maintenance were described in detail within the appraisal. The Appraiser estimated the cost to cure the deferred maintenance at $34,000. The cost to cure the deferred maintenance was deducted from each of the approaches to value considered in the valuation of the subject apartment community. The valuation of the Longwood Phase I apartment community considered the Cost, Income, and Market Approaches to value.

The Appraiser has subsequently been provided with a proposed deferred maintenance repair budget for the Longwood Phase I apartment community. The budget for implementing repairs currently proposed has been set out as follows:

Mr. Gregory McGrath
March 4, 1998
Page 2


               Roofing                                        $ 21,600
               Siding repair/replacement                      $  2,100
               Exterior painting                              $ 12,000
               Landscaping                                    $  5,000
               Asphalt repair/restriping                      $  5,000
               Interior renovations                           $ 14,600
                                                              --------

               Total repairs and unit upgrades proposed       $ 60,300



On page 96 of the appraisal, the value of the subject property via the Income Approach, as if curable deficiencies were corrected, was estimated at $1,615,200. On page 117 of the appraisal, the market value of the subject property via the Market Approach, as if curable deficiencies were corrected, was estimated at $1,712,664. The Appraiser developed the Cost Approach to value for the subject property recognizing the existing deferred maintenance. However, the Cost Approach to value was not given significant consideration when estimating a correlated value indication for the property. Based upon the review of the Cost, Income and Market approaches to value, it is the Appraiser's opinion that the correlated market value estimate for the subject property, as if curable deficiencies were corrected, would approximate $1,664,000.

You have advised the Appraiser that a utility submetering system will be installed at the Longwood Phase I apartment community. The cost to install the submetering system approximates $11,600. Submetering utility systems like that proposed at Longwood Phase I apartments enable the landlord to individually bill tenants for their sewer and water consumption needs. The Florida market has been in a transition during the past years from landlords typically providing sewer and water services to the services being paid for by the tenants. The Appraiser has reviewed the subject market and other comparable apartment communities in order to determine the market acceptance of utility submetering and the impacts of utility submetering upon the property's net operating income.

In general, it was found that approximately 65% of the sewer and water costs can be passed through to the tenants by implementing this submetering equipment. In addition, apartment communities instituting utility submetering programs are able to maintain the same quoted street rents for the individual apartment units. As a result, the utility submetering income tends to offset a substantial portion of the property's utility expenses and becomes a direct benefit to the property's net operating income.

On page 91 of the appraisal of the Longwood Phase I apartment community, a summary of actual expenses incurred at the community during 1995 and 1996 was provided, together with the estimated operating expenses as set forth by the Appraiser at the date of valuation. This summary of operating expenses indicates that utilities and trash removal were estimated at the date of valuation to reflect $27,000 annually. The submetering of the Longwood Phase I apartment community should result in the recovery of approximately $17,550 of this utility expense. This reflects 65% of the total estimated utility costs.

Mr. Gregory McGrath
March 4, 1998
Page 3

Recognizing the utility submetering benefits, the net operating income for the subject property would equal approximately $170,994. In developing the Income Approach to value, an overall capitalization rate of 9.50% was utilized. When this estimated overall capitalization rate is applied to the adjusted net operating income estimate of $170,994, the Income Approach to value reflects a value indication for the subject property, as if fully submetered, of $1,799,937. From this value indication it is necessary to subtract the cost to install the utility sub-metering system, as previously reported at $11,600. This results in a final value indication for the subject, as sub-metered, of $1,788,337. This figure has been rounded slightly to $1,788,000.

In developing the Market Approach to value, the effective gross income multiplier unit of comparison was relied upon when estimating a value indication for the subject property. On page 117 of the original appraisal report, an effective gross income multiplier of 6.00 was selected based upon a review of nine comparable sales of similar apartment complexes.

The effective gross income multiplier of 6.00 utilized in the original appraisal report was based upon comparable sales which reflected landlord paid sewer, water and garbage expenses. When submetered, the subject property will reflect operating expense levels below those reflected by the comparable sales and the effective gross income multiplier should be adjusted to reflect the lower operating expenses reflected by the subject property, as submetered.

Therefore, for the purposes of this addendum, an effective gross income multiplier of 6.50 has been utilized when re-analyzing the Market Approach to value for the subject property, as submetered. Applying this effective gross income multiplier of 6.50 to the estimated effective gross income of $285,444 reported on page 117 of the original report, results in a value indication for the subject property via the Market Approach to value, as if submetered, of $1,855,386. From this value indication it is necessary to subtract the cost to install the utility sub-metering system, as previously reported at $11,600. This results in a final value indication for the subject, as sub-metered, of $1,843,783. This figure has been rounded slightly to $1,844,000.

Based upon a re-analysis of the subject property, recognizing the impacts of submetering, the Income and Market Approaches have reflected value indications for the subject property of $1,788,000 and $1,844,000, respectively. The correlated value indication for the subject property, as if submetered, has been estimated at $1,820,000.

In summary, this letter addendum addresses the impacts upon value associated with correcting the items of deferred maintenance and installing the submetering system. The resulting value indications are reflected for the Longwood Phase I apartment community:


       Estimated as-is market value under market
       conditions prevailing on July 2, 1997, as
       originally reported:                                $1,630,000


Mr. Gregory McGrath
March 4, 1998
Page 4



       Estimated market value as if curable
       deficiencies were corrected under market
       conditions prevailing on July 2, 1997:              $1,664,000

       Estimated market value as if curable
       deficiencies were corrected under market
       conditions prevailing on July 2, 1997, and
       as if the submetering system were installed
       and operational:                                    $1,820,000



This letter addendum should be read and reviewed only in conjunction with the self-contained appraisal report that was prepared on August 1, 1997. The self-contained appraisal report is a document containing 127 pages plus exhibits.

If any additional information is requested, please advise.

Respectfully submitted,

         CONSORTIUM APPRAISAL, INC.               CONSORTIUM APPRAISAL, INC.

         Reviewed By:
         Philip F. Wood, MAI, SRPA                Charles B. Byrd
         President (Corporate Seal)               Staff Appraiser
         State-Certified General Real             State-Certified General Real
         Estate Appraiser                         Estate Appraiser
         Florida License No. 0000777              Florida License No. 0000908


                                  March 4, 1998



Mr. Gregory McGrath
Baron Capital, Inc.
7826 Cooper Road
Cincinnati, OH 45242

RE:      Sunrise Phase I Apartments

Dear Mr. McGrath:

Under market conditions prevailing on July 2, 1997, our firm prepared an appraisal of the Sunrise Phase I apartment community. The Sunrise Phase I apartments, which contain 60 units, are located at 3805 S. Hopkins Avenue, in the city of Titusville, Brevard County, Florida. The appraisal of the Sunrise Phase I apartment community was prepared for GMAC Commercial Mortgage. The function of the appraisal report was to provide a basis for the underwriting of a mortgage loan by GMAC. The purpose of the appraisal was to estimate the market value of the fee simple interest in the real estate, including chattels, under market conditions prevailing on July 2, 1997. The appraisal of the Sunrise Phase I apartment community indicated that the property had an estimated Aas-is@ market value of $1,300,000, which was subject to four specific contingencies.

This letter has been prepared as an addendum to the appraisal of the Sunrise Phase I apartment community. The purpose of this addendum is to address items of deferred maintenance, proposed renovations, and utility submetering.

The appraisal of the Sunrise Phase I apartment community recognized that deferred maintenance existed at the property. The Appraiser found a significant amount of deferred maintenance, primarily relating to the subject's roofs and deteriorated siding. These items of deferred maintenance were described in detail within the appraisal. The Appraiser estimated the cost to cure the deferred maintenance at $60,000. In addition, the subject property was found to suffer from curable functional obsolescence due to the use of one of the 1BR/1BA units for storage. The cost to cure this functional obsolescence was estimated at $1,500. The cost to cure the deferred maintenance and functional obsolescence, totaling $61,500, was deducted from each of the approaches to value considered in the valuation of the subject apartment community. The valuation of the Sunrise Phase I apartment community considered the Cost, Income, and Market Approaches to value.

The Appraiser has subsequently been provided with a proposed deferred maintenance repair budget for the Sunrise Phase I apartment community. The budget for implementing repairs currently proposed has been set out as follows:

Mr. Gregory McGrath
March 4, 1998
Page 2


                           Roofing                                     $ 39,000
                           Siding repair/replacement                   $  9,500
                           Exterior painting                           $ 17,640
                           Landscaping                                 $  3,500
                           Asphalt repair/restriping                   $  5,000
                           Interior renovations                        $  5,000
                                                                       --------

                           Total repairs and unit upgrades proposed    $ 79,640

On page 96 of the appraisal, the value of the subject property via the Income Approach, as if curable physical and functional deficiencies were corrected, was estimated at $1,248,168. On page 117 of the appraisal, the market value of the subject property via the Market Approach, as if curable physical and functional deficiencies were corrected, was estimated at $1,479,456. The Appraiser developed the Cost Approach to value for the subject property recognizing the existing deferred maintenance. However, the Cost Approach to value was not given significant consideration when estimating a correlated value indication for the property. Based upon the review of the Cost, Income and Market approaches to value, it is the Appraiser's opinion that the correlated market value estimate for the subject property, as if curable physical and functional deficiencies were corrected, would approximate $1,361,500.

You have advised the Appraiser that a utility submetering system will be installed at the Sunrise Phase I apartment community. The cost to install the submetering system approximates $12,000. Submetering utility systems like that proposed at Sunrise Phase I apartments enable the landlord to individually bill tenants for their sewer and water consumption needs. The Florida market has been in a transition during the past years from landlords typically providing sewer and water services to the services being paid for by the tenants. The Appraiser has reviewed the subject market and other comparable apartment communities in order to determine the market acceptance of utility submetering and the impacts of utility submetering upon the property's net operating income.

In general, it was found that approximately 65% of the sewer and water costs can be passed through to the tenants by implementing this submetering equipment. In addition, apartment communities instituting utility submetering programs are able to maintain the same quoted street rents for the individual apartment units. As a result, the utility submetering income tends to offset a substantial portion of the property's utility expenses and becomes a direct benefit to the property's net operating income.

On page 91 of the appraisal of the Sunrise Phase I apartment community, a summary of actual expenses incurred at the community during 1995 and 1996 was provided, together with the estimated operating expenses as set forth by the Appraiser at the date of valuation. This summary of operating expenses indicates that utilities and trash removal were estimated at the date of valuation to reflect

Mr. Gregory McGrath
March 4, 1998
Page 3

$27,500 annually. The submetering of the Sunrise Phase I apartment community should result in the recovery of approximately $17,875 of this utility expense. This reflects 65% of the total estimated utility costs.

Recognizing the utility submetering benefits, the net operating income for the subject property would equal approximately $136,451. In developing the Income Approach to value, an overall capitalization rate of 9.50% was utilized. When this estimated overall capitalization rate is applied to the adjusted net operating income estimate of $136,451, the Income Approach to value reflects a value indication for the subject property, as if fully submetered, of $1,436,326. From this value indication it is necessary to subtract the cost to install the utility sub-metering system, as previously reported at $12,000. This results in a final value indication for the subject, as sub-metered, of $1,424,326. This figure has been rounded slightly to $1,424,000.

In developing the Market Approach to value, the effective gross income multiplier unit of comparison was relied upon when estimating a value indication for the subject property. On page 117 of the original appraisal report, an effective gross income multiplier of 6.00 was selected based upon a review of nine comparable sales of similar apartment complexes.

The effective gross income multiplier of 6.00 utilized in the original appraisal report was based upon comparable sales which reflected landlord paid sewer, water and garbage expenses. When submetered, the subject property will reflect operating expense levels below those reflected by the comparable sales and the effective gross income multiplier should be adjusted to reflect the lower operating expenses reflected by the subject property, as submetered.

Therefore, for the purposes of this addendum, an effective gross income multiplier of 6.50 has been utilized when re-analyzing the Market Approach to value for the subject property, as submetered. Applying this effective gross income multiplier of 6.50 to the estimated effective gross income of $246,576 reported on page 117 of the original report, results in a value indication for the subject property via the Market Approach to value, as if submetered, of $1,602,744. From this value indication it is necessary to subtract the cost to install the utility sub-metering system, as previously reported at $12,000. This results in a final value indication for the subject, as sub-metered, of $1,590,744. This figure has been rounded slightly to $1,591,000.

Based upon a re-analysis of the subject property, recognizing the impacts of submetering, the Income and Market Approaches have reflected value indications for the subject property of $1,424,000 and $1,591,000, respectively. The correlated value indication for the subject property, as if submetered, has been estimated at $1,510,000.

In summary, this letter addendum addresses the impacts upon value associated with correcting the items of deferred maintenance and installing the submetering system. The resulting value indications are reflected for the Sunrise Phase I apartment community:

Mr. Gregory McGrath
March 4, 1998
Page 4

               Estimated as-is market value under market
               conditions prevailing on July 2, 1997, as
               originally reported:                           $1,300,000

               Estimated market value as if curable
               deficiencies were corrected under market
               conditions prevailing on July 2, 1997:         $1,361,500

               Estimated market value as if curable
               deficiencies were corrected under market
               conditions prevailing on July 2, 1997, and
               as if the submetering system were installed
               and operational:                               $1,510,000

This letter addendum should be read and reviewed only in conjunction with the self-contained appraisal report that was prepared on July 19, 1997. The self-contained appraisal report is a document containing 127 pages plus exhibits.

If any additional information is requested, please advise.

Respectfully submitted,

         CONSORTIUM APPRAISAL, INC.         CONSORTIUM APPRAISAL, INC.


         Reviewed By:
         Philip F. Wood, MAI, SRPA                  Charles B. Byrd
         President (Corporate Seal)                 Staff Appraiser
         State-Certified General Real               State-Certified General Real
         Estate Appraiser                           Estate Appraiser
         Florida License No. 0000777                Florida License No. 0000908

PFW/CBB:tms

                        [GROVE HAMLET PROPERTY APPRAISAL]


TO:         SIGMA FINANCIAL CAPITAL,INC.
            4261 PARK RD.
            ANN ARBOR, MICHIGAN  48103

FROM:       DENNIS J. VOYT (VOYTOVICH)
            FLORIDA RESIDENTIAL REAL ESTATE APPRAISER
            RD 0000103
            690 OSCEOLA AV.  #408
            WINTER PARK, FLA.  32789

DATE:       SEPTEMBER 4, 1998


SUBJECT PROPERTY: GROVE HAMLET APARTMENTS
                  650 N. BOUNDARY AV.
                  DELAND, FLA.  32720

AS REQUESTED, I HAVE APPRAISED A "TYPICAL" 1 BEDROOM AND 2 BEDROOM UNIT LOCATED WITHIN THE GROVE HAMLET APARTMENT COMPLEX.

THE APPRAISALS WERE SUBJECT TO A CONVERSION OF THE SUBJECT APARTMENT COMPLEX INTO A 56 UNIT CONDOMINIUM DEVELOPMENT.

IN ADDITION THE APPRAISALS WERE SUBJECT TO INTERIOR RENOVATIONS WHICH INCLUDED BUT NOT LIMITED TO NEW CARPETING, VINYL, WALLPAPER AND INTERIOR PAINTING.

AS A RESULT OF RESEARCHING THE DELAND CONDOMINIUM MARKET, IT IS MY OPINION THAT THE 1 BEDROOM UNIT WOULD HAVE AN ESTIMATED VALUE OF $41,000 AND THE 2 BEDROOM UNIT WOULD HAVE AN ESTIMATED VALUE OF $54,000.

THE SUPPORTING MARKET DATA AS WELL AS THE COMPLETED FANNIE MAE CONDOMINIUM FORM 1073 ARE IN THE POSSESSION OF MY CLIENT, SIGMA FINANCIAL CAPITAL, INC.


                                   SINCERELY,

                                   /S/  DENNIS J. VOYT (VOYTOVICH)
                                   DENNIS J. VOYT (VOYTOVICH)

                               Strickland & Wright
                  A Full Service Valuation and Consulting Firm
                 7807 Laurel Avenue, Cincinnati, Ohio 45243-2608
                       Phone 513/561-2305 Fax 513/561-2881



October 8, 1998


Mr. Greg McGrath
Baron Capital Incorporated
The Terwilliger House
7795 Cooper Road
Cincinnati, Ohio 45242

Re:      Steeplechase Apartments
         814 W 53rd Street, Anderson, Madison County, Indiana 46013

Dear Mr. McGrath:

In accordance with your request for an appraisal of the above captioned property, we submit the following. The subject property is improved with a 72-unit apartment complex contained within five buildings. Gross Building area is calculated at 58,056 Sq. Ft. for all five structures combined, indicating a gross area on average per unit at 806 Sq. Ft. Land area for the subject property is estimated at 139,500 Sq. Ft. or 3.2 acres.

The purpose of this appraisal is to estimate the Market Value as of August 6, 1998, the effective date of this appraisal report and the date of inspection. A prospective value estimate is not considered applicable, since the project has achieved a stabilized level of occupancy.

Given the fact the subject property is an apartment property, short term contract leases typical for apartment projects are in place. The existing leases are either short-term month to month, less than one year, or a one year term if newly contracted, therefore a value estimate in fee simple ownership is applicable.

We are reporting our conclusion via this COMPLETE SUMMARY APPRAISAL REPORT. It should be clearly understood that COMPLETE SUMMARY APPRAISAL REPORT is one in which the Departure Provision of the Uniform Appraisal Standards of Professional Appraisal Practice is not invoked. This means that the difference between a SELF-CONTAINED AND A COMPLETE SUMMARY APPRAISAL REPORT is the level of detail presented. Backup data and detailed information from which this COMPLETE SUMMARY APPRAISAL REPORT draws and is referenced to, is available in file and is considered an integral part of the assignment. The

Income and Sales Comparison Approaches to value are considered the only applicable methods of valuation for the subject property.

It should be clearly understood that the reliability of the results of this COMPLETE SUMMARY APPRAISAL REPORT are not affected by the type of report supplied Market data used in supporting the various approaches to value were obtained from, but not limited to: prior appraisals performed by our firm, developers, real estate agents, appraisers, private individuals, government records and private market information services to which we subscribe.

Statistical support for economic data was gathered from sources such as but not limited to: the U.S. Department of Commerce; Bureau of the Census; Ohio, Kentucky, Indiana Regional Council of Governments; Anderson Chamber of Commerce; various governmental and administrative offices of the City of Anderson City, and Madison County.

We have personally inspected the property and made a careful study of the neighborhood data affecting the subject and competing properties. Our findings and conclusions are contained in the report and accompanying addenda which follow.

Therefore, considering all factors pertinent to the subject property, its final "As Is" value estimate as of August 6, 1998 is:

--------------------------------------------------------------------------------




                                   $1,690,000*


                ONE MILLION SIX HUNDRED NINETY THOUSAND DOLLARS*


--------------------------------------------------------------------------------

*THE FINAL VALUE ESTIMATE ASSUMES THAT THE PROPERTY IS FREE OF ANY CONTAMINATION AS PROVEN THROUGH AN ENVIRONMENTAL QUALITY TEST PERFORMED ON THE SUBJECT PROPERTY. THIS ESTIMATE ALSO ASSUMES STRUCTURAL INTEGRITY OF THE SUBJECT BUILDINGS. FURTHER, ALL INFORMATION PROVIDED BY THE OWNERS, CURRENT MANAGEMENT OR THEIR AGENTS IS ASSUMED TO BE CORRECT AND ACCURATE. THE CONDITION OF UNITS (ALL UNITS) NOT INSPECTED ARE ASSUMED TO BE UPDATED IN SIMILAR CONDITION TO THOSE UNITS INSPECTED. THE FINAL VALUE ESTIMATE ASSUMES THE RECOUPMENT OF WATER AND SEWER CHARGES FOR THE INDIVIDUAL UNITS. FINALLY, SINCE NO HISTORIC EXPENSE DATA WAS PRESENTED ON THE SUBJECT, THE FINAL VALUE ESTIMATE COULD CHANGE WITH A DETAILED ANALYSIS OF SUCH.

If you have any questions or we may be of further services, please feel free to call.

Sincerely,

Nicholas R. Dietrich
Ohio State Certified General Appraiser #383628
Kentucky State Certified General Appraiser #001198

Gary S. Wright, MAI, SRA
Ohio State Certified General Appraiser #380580
Kentucky State Certified General Appraiser #000233
(REVIEW APPRAISER - DID NOT INSPECT)

/mlr
Enclosures

                               Strickland & Wright
                  A Full Service Valuation and Consulting Firm
                 7807 Laurel Avenue, Cincinnati, Ohio 45243-2608
                       Phone 513/561-2305 Fax 513/561-2881


August 11, 1998


Mr. Chuck Dell
Commercial Real Estate Loan
Metropolitan Savings Bank
8050 Hosbrook Road
Suite 408
Cincinnati, Ohio 45236

Re:      Proposed Villas at Lake Sycamore Condominium Project
         Sycamore Twp., Hamilton County, Ohio 45237

Dear Mr. Dell:

In accordance with your request for an appraisal of the above captioned property, we submit the following. The subject property is improved with a 164-unit condominium project to be situated in 23 buildings. The first phase will reflect 26 units in four buildings and has been approved by the County.

The subject's parent tract is platted as 2 parcels totaling 22.44 acres. The project phasing per site plans allocated 2.2 acres to Phase 1 and 20.2 to the 2nd phase, thus the site plan data reflects a similar total of 22.4 acres.

The purpose of this appraisal is to estimate both the 1) As Is Value and 2) Prospective Market Value. Each value estimate will be further explained in the appropriate section of this report. The "As Is" Market Value estimate is as of the date of inspection, July 6, 1998. The Prospective Market Value estimate is a point in time in the future at a projected date of completion, in this case January 1, 2000. Completion refers the point in time when all the units in the project are estimated to available for sale. For the purposes of the Cash Flow statement, the units are assumed to be completed at this point in time.

We have personally inspected the property and made a careful study of the neighborhood data affecting the subject and competing properties. Our findings and conclusions are contained in the report and accompanying addenda which follow.


--------------------------------------------------------------------------------

FINAL AS IS VALUE ESTIMATE
AS OF JULY 6, 1998                                   $ 1,080,000*


"PROSPECTIVE GROSS SELL-OUT,
UPON COMPLETION", AS OF JANUARY 1, 2000
THE PROPOSED DATE OF COMPLETION FOR PROJECT          $14,312,000*


"PROSPECTIVE DISCOUNTED MARKET VALUE,
UPON COMPLETION", AS OF JANUARY 1, 2000
THE PROPOSED DATE OF COMPLETION FOR PROJECT          $ 8,500,000*

--------------------------------------------------------------------------------

*THE FINAL VALUE ESTIMATE ASSUMES THAT THE PROPERTY IS FREE OF ANY CONTAMINATION AS PROVEN THROUGH AN ENVIRONMENTAL QUALITY TEST PERFORMED ON THE SUBJECT PROPERTY. THE FINAL VALUE ESTIMATE ALSO ASSUMES COMPLETION OF CONSTRUCTION WITH SATISFACTORY WORKMANSHIP AND MATERIALS. THE FINAL VALUE ESTIMATE ALSO ASSUMES COMPLETION OF THE PROJECT WITH THE ALLOCATION OF UNIT TYPES PROPOSED BY THE DEVELOPER.

If you have any questions or we may be of further services, please feel free to call.

Sincerely,

Nicholas R. Dietrich
Ohio State Certified General Appraiser #383628
Kentucky State Certified General Appraiser #001198

Gary S. Wright, MAI, SRA
Ohio State Certified General Appraiser #380580
Kentucky State Certified General Appraiser #000233
(REVIEW APPRAISER - DID NOT INSPECT)

/mlr
Enclosures